For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Worldwide
212-896-1250 / 212-896-1233

YTB Travel Network Launches New Web-based
Travel Training Initiative “YTB E-Campus”
- - -

WOOD RIVER, Ill., October 2, 2007 - YTB International, Inc. (OTCPK: YTBLA) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, today announced the launch of “YTB E-Campus,” a proprietary web-based training certification and testing program for the Company’s Referring Travel Agents (RTAs).

The YTB E-Campus program was designed by Dr. Marc Mancini, one of the travel industry’s most highly respected speakers, educators and consultants. Dr Mancini and his firm are the creative force behind some of the best-known and most successful training programs in the business.

The YTB E-Campus instructional series is designed to be one of the most ambitious and comprehensive-training programs ever offered by a host agency and will initially consist of 10 unique courses. The Company plans to introduce a new course every six to eight weeks, until the 10 courses have been implemented. The first course, Overview of the Travel Industry, is currently active, and will be followed by courses on lodging, tours/groups, cruising, air, rail/car rentals, sales/service/marketing, and three courses on destination geography. Each course promises to be interactive, instructionally sound and entertaining.

TheAcademy.com, a San Antonio-based firm that specializes in travel-related training solutions, will design the program’s web site. TheAcademy.com has built and currently manages several of the most prominent certification programs in the travel industry.

J. Kim Sorensen, President and CEO of YTB Travel Network, said, “We are excited about the launch of the YTB E-Campus program, and our partnership with Dr. Mancini. YTB E-Campus was developed to enhance our existing RTA training program by offering comprehensive courses via the Internet. The launch of this program is not only an investment in our RTAs, but also a long-term investment in growing our business and increasing shareholder equity.”

About YTB International
YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as “Reps.” YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of online travel agents (RTAs, now numbering approximately 123,000), collects travel commissions and pays sales commissions. Each RTA sells travel through a personalized Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

# # #

A copy of this press release, and past press releases, is available on the KCSA Worldwide Website at www.kcsa.com.